Exhibit 99.1

Orbital Energy Group Regains Nasdaq Compliance

HOUSTON, (December 9, 2020) – Orbital Energy Group, Inc. (NASDAQ: OEG) (“Orbital Energy” or the “Company”), today announced that it received official notification from The NASDAQ Stock Market that the Company has regained compliance with the minimum bid price requirement for continued listing on the NASDAQ Capital Market.

On December 8, 2020, NASDAQ provided confirmation that for the last 11 consecutive business days, from November 20th to December 7th, 2020, the closing bid price of Orbital Energy's common stock has been at $1.00 per share or greater. Accordingly, the Company has regained compliance with NASDAQ Listing Rule 5550(a)(2) and this matter is now closed.

About Orbital Energy Group

Orbital Energy Group, Inc. (NASDAQ: OEG), formerly known as CUI Global, Inc., is creating a diversified energy services platform through the acquisition and development of innovative companies. Orbital Energy's group of businesses includes: Orbital Gas Systems, Inc., Orbital Power Services and Orbital Solar Services. Orbital Gas Systems is a 30-year leader in innovative gas solutions, serving the energy, power and processing markets through the design, installation and commissioning of industrial gas sampling, measurement and delivery systems. Orbital Power Services provides engineering, construction, maintenance and emergency response solutions to the power, utilities and midstream markets. Orbital Solar Services provides engineering, procurement and construction ("EPC") expertise in the renewable energy industry and established relationships with solar developers and panel manufacturers in the utility scale solar market. As a publicly traded company, Orbital Energy is dedicated to maximizing shareholder value. But most important, our commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit: www.orbitalenergygroup.com

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information regarding these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.

Investor Relations:
KCSA Strategic Communications
David Hanover
T: 212-896-1220
orbital@kcsa.com